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                             JOINT VENTURE AGREEMENT

This Agreement is made and effective as of this 15th day of June, 1996, by and between ABB Business Area Power Transformers, represented here by ABB Secheron SA ("ABB"), having a place of business at Rue des Sablieres 4-6, Industrial zone Meyrin-Satigny, P.O. Box 2095, CH-1211 Geneva 2, Switzerland and QUIETPOWER SYSTEMS, INC., having a place of business at 1675 Broadway, Suite 3500, New York, NY 10019 ("QUIETPOWER").

WHEREAS QUIETPOWER owns certain intellectual property related to active quieting systems for transformers ("Technology") and is in the business of developing, commercializing, marketing and selling this Technology; and

WHEREAS ABB is in the business of designing, manufacturing and selling power and distribution transformers ("Transformers"); and

WHEREAS QUIETPOWER and ABB desire to further develop the Technology and active transformer quieting products ("Commercial Products"); and

WHEREAS QUIETPOWER and ABB wish to establish a Joint Venture to market and sell the Commercial Products; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1.0     DEFINITIONS

1.1. "Technology" means intellectual property rights related to active transformer quieting systems for Transformers which sense, analyze and transduce signals with the purpose of electronically reducing acoustic and vibration signals emitted from the transformer. This shall include, but not be limited to, patents of importation, patents of confirmation, patents of improvements, patents and certificates of addition and utility models, as well as divisions, reissues, reexaminations, continuations, continuations-in-part, renewals and extensions of any of the foregoing and applications therefor, and patents which may be issued on such applications covering inventions with respect to which are conceived or first actually reduced to practice in the course of development work under this Agreement, as well as registered and unregistered designs, secret or published designs and copyrights, know-how, and manufacturing processes, made or developed by employees of ABB and/or QUIETPOWER pursuant to the work under this Agreement.

1.2      "Transformers" means and includes: distribution and power transformers.
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1.3      "Commercial Products" means active transformer quieting products, meeting reasonable commercial criteria, such as cost, form and function that embody the Technology.

1.4      The term "Statement of Work" shall have the meaning set forth in
         Section 4.2 of this Agreement.

1.5 The term "Deliverable" shall mean the Deliverables set forth in the Approved Statement of Work.

1.6 The term "Subsidiary" of a party as used herein shall mean any company (including but not limited to affiliates, subsidiaries and joint ventures) in which it owns or directly or indirectly controls at least fifty percent (50%) of the voting rights during the term of this Agreement.

1.7 "Effective Date" of this Agreement shall be the date first written above.

1.8      "Term" of this Agreement shall be as specified in Article 11.0 below.

1.9 "European Countries" are defined as: Austria, Belgium, Czech Republic, Denmark, Finland, France, Germany, Greece, Hungary, Ireland, Israel Italy, Luxembourg, Netherlands, Norway, Poland, Portugal, Romania, Slovakia, Spain, Sweden, Switzerland, United Kingdom, and former Yugoslavia.

 1.10 The "Transformer Retrofit Market" shall mean that market segment for the application of the Commercial Products to Transformers that are already in operation end users or to Transformers previously manufactured but not yet installed at an end user.

2.0      SCOPE OF AGREEMENT

         The terms contained in the Agreement apply to Technology and Commercial Products for the European Countries defined in Section 1.9, specifically for the transformer retrofit market.

3.0      COMPANY REPRESENTATIVES

3.1 Function. As of the Effective Date each party shall select an employee of or agent for their respective company as a representative ("Representative"). The Representatives shall function as advisors to provide recommendations to ABB and QUIETPOWER and as managers of the sales, marketing, design, development and testing of Commercial Products and the implementation of the


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         Approved Statement of Work as defined in Section 4.3 of this AGREEMENT.
         Each Representative shall have an equal vote with respect to policy decisions, or material operating and financial decisions concerning the joint venture. A party may replace its representative at any time. The representatives shall meet at least four times per year. Meetings may be held in person or telephonically. Minutes of the meetings shall be kept and provided to the Representatives within 30 days after such meetings for review. Status reports will be prepared in advance of the meetings. These reports shall describe the progress in all Approved Statements of Work, as defined in Section 4.3, and all Approved Marketing Plans, as defined in Section 5.4. Quarterly financial statements shall be prepared detailing all joint venture financial transactions, including bank reconciliations of the Joint Account and the Joint Marketing Account.

3.2      Tasks.  The initial tasks of the Representatives shall be:

         A. Identify markets and develop a marketing and sales plan for the penetration of the Commercial Products into the European Market.

         B. Identify, design, develop and test potential improvements to the Technology that will further develop the Commercial Products.

         C. Identify, design, develop and test potential product components and manufacturing processes and designs for the Commercial Products.

4.0     PRODUCT IMPROVEMENT FUNDING

4.1 Joint programs of product improvement shall be conducted in the fields of Technology and Commercial Product upon the recommendation of the Representatives and subject to the agreement in writing of each party to participate in the specific program.

4.2 Prior to commencement of work on each such program, a description (hereinafter the "Statement of Work") of the objectives, phases and respective scope of work of each party shall be prepared jointly by such employees of each of the parties as may be designated for this purpose, including a budget with details of estimated costs to be incurred and the ratio in which they will be shared by the parties.

4.3 The obligations of the parties with respect to a joint program shall arise only upon the approval, in writing by each party of the Statement of Work. Upon such approval, the Statement of Work shall be referred to as an "Approved Statement of Work." The Approved Statement of Work shall obligate each party


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         to assign the agreed upon personnel to the program and to contribute funds in accordance with the budget described in Section 4.2.

4.4 Each Approved Statement of Work shall be subject to the terms of this Agreement. Each party hereto will deliver to the other party the Deliverables which it is required to deliver pursuant to the Approved Statement of Work and to otherwise fully contribute to the generation of Deliverables as required in the Approved Statement of Work.

4.5 Neither party shall have the right to withdraw from an Approved Statement of Work without the prior written consent of the other party, unless performance by the other party of the objectives and phases of work established pursuant to Section 4.3 is not timely or does not conform to the Approved Statement of Work in all material respects.

4.6 At the commencement of the first Approved Statement of Work, the parties shall open a bank account ("Joint Account") in the name of ABB/QUIETPOWER Joint Project. This account shall be used to receive each party's share of the costs for all Approved Statements of Work.

4.7 Payments from the Joint Account shall be made only in accordance with a budget that is part of an Approved Statement of Work. All other payments shall be made only upon advance written agreement of the parties. For payments of less than $10,000, either Representative shall have authority for signing checks or instructions for wire transfers. For payments greater than $10,000, authority for signing checks or instructions for wire transfers shall be signed jointly by both Parties.

4.8 All books and records pertaining to the Joint Account, and for development activities in general, shall be kept by ABB, and shall be available for inspection and copying by a representative of either party during normal business hours. Either party shall have the right to appoint, at its own expense, an accounting firm for the purpose of conducting an audit of the Joint Account and other related financial activities.

5.0      COMMERCIAL PRODUCT MARKETING AND SALES

5.1 A Joint marketing and sales program for the Commercial Products shall be developed by the Representatives. The program shall be reviewed and revised annually by the parties. It is the intent of the parties to prepare the plan for the program 30 days after the execution of this Agreement. Thereafter, the revised program will be prepared by October 1, of each succeeding year.


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5.2      Generally, the responsibilities of the parties shall be as follows.
         QuietPower shall design, fabricate market and sell the Commercial Products. ABB shall market and sell Commercial Products, including performing site visits, measurements, installation and maintenance.

5.3 Prior to commencement of a given marketing effort, the parties shall jointly prepare a description (hereinafter the "Marketing Plan") of the objectives of each party and a budget including details of estimated market size, sales targets, and projected costs to be incurred.

5.4 The responsibilities of the parties with respect to a given marketing program shall arise only upon the approval, in writing by each party, of the Marketing Plan. Upon such approval, the Marketing Plan shall be referred to as an "Approved Marketing Plan." The Approved Marketing Plan shall obligate each party to assign the agreed upon personnel to the program and to expend funds to accomplish the prescribed tasks.

5.5 At the commencement of the joint marketing and sales program, the parties shall open a bank account ("Joint Marketing Account") in the name of ABB/QUIETPOWER Joint Marketing Project.

5.6 The Joint Marketing Account will be used to carry out normal commercial activities such as purchasing product components and inventory, and collecting receipts from sales and licensing activities. All expenditures from the account shall be approved in advance by both parties. For payments of less than $10,000, either Representative shall have authority for signing checks or instructions for wire transfers. For payments greater than $10,000, authority for signing checks or instructions for wire transfers shall be signed jointly by both Parties.

5.7 After the end of the calendar quarter, if the amount in the Joint Marketing Account exceeds current payment obligations to outside vendors and the amount necessary to perform any then existing Marketing Plan commitments, after adjusting for any existing obligations of the parties to make payments into the Joint Marketing Account, the excess will then be used to pay each party's pro rata share of their approved direct marketing expenditures, and any remaining balance shall be shared equally by the parties.

5.8 All books and records pertaining to the Joint Marketing Account, and for marketing activities in general, shall be kept by ABB, and shall be available for inspection and copying by a representative of either party during normal business hours. Either party shall have the right to appoint, at its own expense, an accounting firm for the purpose of conducting an audit of the Joint Marketing Account and other related financial activities.


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6.0     PROTECTION OF PROPRIETARY AND CONFIDENTIAL INFORMATION

All information disclosed by one party to the other during the course of this Agreement and any Approved Statement of Work or Approved Marketing Plan shall be governed by the Confidential and/or Proprietary Information Agreement between the parties dated April 25, 1996.

7.0     OWNERSHIP AND USE OF RESULTS OF APPROVED STATEMENT OF WORK

7.1 QUIETPOWER shall own all copyright, patent, trade secret and other intellectual property rights in Technology now existing, or hereinafter created, as a result in whole or in part of this Agreement. ABB shall own all copyright, patent, trade secret and other intellectual property rights in Transformers now existing, or hereinafter created, as a result in whole or in part of this Agreement. Nothing in this Agreement shall alter such prior ownership by either party.

7.2 In the event that an invention or other intellectual property right is jointly made or conceived as a result of carrying out an Approved Statement of Work for Technology or Commercial Product, any and all patent applications, whether domestic or foreign, based on such inventions, and all other intellectual property rights of any kind shall be owned by QUIETPOWER. QUIETPOWER may patent all such inventions. With respect to the filing and prosecution of patent applications on such inventions, ABB agrees to cooperate with QUIETPOWER and to furnish all information requested in a timely fashion to enable the expeditious filing and prosecution of all patent applications on such inventions and other applications for intellectual property rights. QUIETPOWER shall bear the expense of filing and prosecution of each such patent application. If QUIETPOWER desires not to bear the filing expenses associated with such invention, ABB shall be entitled to file the application on its own behalf and at its own expense and shall own all rights, title and interest in the invention and all patents issuing thereon, and QUIETPOWER agrees to assign its ownership rights in such invention to ABB and execute all documents necessary to effect that result without the payment of any compensation. If, after the filing of a patent application, QUIETPOWER decides not to continue incurring the expenses associated with the prosecution, issuance or maintenance of an invention, QUIETPOWER shall promptly give notice to ABB and shall, if requested by ABB, convey its entire right, title and interest to ABB and execute all documents necessary to effect that result without the payment of any compensation.

7.3 In the event that an invention or other intellectual property right is jointly made or conceived as a result of carrying out an Approved Statement of Work for


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         improved Transformers not involving Technology as defined in Section
         1.1, any and all patent applications, whether domestic or foreign, based on such inventions, and all other intellectual property rights of any kind shall be owned by ABB. ABB may patent all such inventions. With respect to the filing and prosecution of patent applications on such inventions, QUIETPOWER agrees to cooperate with ABB and to furnish all information requested in a timely fashion to enable the expeditious filing and prosecution of all patent applications on such inventions and other applications for intellectual property rights. ABB shall bear the expense of filing and prosecution of each such patent application.

7.4 During the Term of this Agreement, each party agrees that with respect to its employees and contractors assigned pursuant to an Approved Statement of Work, it will secure and maintain invention and patent assignment agreements from those employees and contractors that assign all ownership of all inventions developed pursuant to an Approved Statement of Work to QUIETPOWER.

8.0      LICENSES TO ABB

Subject to Section 8.5, QUIETPOWER agrees to grant to ABB licenses to use and sell the Technology and Commercial Product for the purposes as prescribed in this Article 8. Furthermore the licenses to ABB described hereunder shall be extendible by ABB to its Subsidiaries. All licenses granted hereunder shall be royalty free.

8.1 Subject to Section 8.5, QUIETPOWER agrees to grant, and does hereby grant, to ABB an exclusive license for retrofit applications for all European Countries, for the sale to the Transformer Retrofit Market. ABB shall have the right to sublicense the rights granted pursuant to this Section 8.1.

8.2 Cash receipts from the activities described in Section 8.1 shall be deposited into the Joint Marketing Account and shall be distributed to the parties pursuant to Section 5.7

8.3 In preparation for the production of Commercial Product, ABB and QUIETPOWER shall seek competing bids for the manufacture of such Commercial Product. Factors to be considered when evaluating the bids shall include, but not be limited to, the cost, quality control, and capability to deliver the Commercial Product in a required time period in such quantities as to maximize the commercial success of the product.

8.4 It is understood that no license is granted under this Agreement to use the Technology and Commercial Product for any purpose other than that described in this Article 8 and Article 9.


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8.5      Commencing with the third year after the effective date of this
         Agreement, QUIETPOWER and ABB shall mutually agree on yearly sales targets. Achievement of these targets will become the basis for maintaining exclusivity within the Agreement. Both parties shall negotiate sales targets in good faith. This provision shall provide for a one year make-up period for the sales targets. If the joint venture falls short of the target in any one year, ABB will have an additional year for the joint venture to make up any short-fall from the prior year, in order to maintain exclusivity.

8.6 In addition to the retrofit Commercial Product, QUIETPOWER intends to develop a Commercial Product for integration into new Transformers by original equipment manufacturers ("OEM's"). QUIETPOWER hereby grants to ABB a right of first refusal to bid on the OEM license for the European Countries. ABB shall have three months from the date that QUIETPOWER notifies ABB of the specific details of a competing OEM bid to exercise its right. If ABB chooses to place a bid for the OEM license, QUIETPOWER shall evaluate this bid using such factors as cost, quality control, and capability to deliver the OEM product in a required time period in such quantities as to maximize the success of the OEM product.

9.0      VALUATION OF COMMERCIAL PRODUCT

9.1 Upon the completion of an Approved Marketing Plan, the parties shall establish a sales price of the Commercial Product for end users. This price shall be based on factors such as cost of components, a reasonable return on development expenditures, a reasonable profit margin, and improvements in Transformer reliability resulting from such Commercial Product. The sales price may be changed from time to time by agreement of the parties. Sales of Commercial Product at terms of less than the sales price established in this Section 9.1, must first be approved by both parties.

9.2 The proceeds from sales of Commercial Product shall be deposited in the Joint Marketing Account and handled in the manner as prescribed in
         Section 5.7.

10.0    CONTINUING SUPPORT FOR COMPLETED PROGRAMS

10.1 During the Term of this Agreement, each party shall use all reasonable efforts to inform the other of improvements and modifications to Technology or Commercial Product.

10.2 Nothing in Articles 7.0, 8.0 or 9.0 shall be construed to require either party to disclose to the other or grant to the other any license to use any information except as specifically provided in this Agreement.


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11.0     DURATION AND TERMINATION

11.1 This Agreement shall extend for five (5) years from the Effective Date and shall be renewable upon mutual agreement of the parties.

11.2 This agreement may be terminated by a party if the other party (a) violates Article 6.0, including the Confidential and/or Proprietary Information Agreement between the parties dated April 25, 1996, or (b) commits a material breach of this Agreement, provided that such breach has a material adverse affect on the marketing and/or development of the Technology and/or Commercial Product, and further provided that such breach is not remedied within 30 days from notice of said breach by the other party.

11.3     In the event of termination or expiration of this agreement:

         (a) all payments of any kind from third parties shall be deposited in the Joint Account, from which all approved expenses due or payable shall be paid. After all expenses due or payable are paid, the balance in the Joint Account shall be distributed equally to the parties within 15 days;

         (b) any balance in the Joint Marketing Account shall be immediately paid into the Joint Account and be governed by subsection (a) above;

         (c) Sections 7.1, 7.2 and 7.3 shall continue to be of full force and effect and shall survive the expiration or termination of this agreement;

         (d) licenses granted by QuietPower in connection with this agreement shall expire and revert to QuietPower;

         (e) Article 6.0, including the Confidential and/or Proprietary Information Agreement between parties dated April 25, 1996, shall continue to be of full force and effect and shall survive the expiration or termination of this agreement.

12.0     MISCELLANEOUS PROVISIONS

12.1 Anything done by either party before the Effective Date which would be in discharge of any obligations hereunder if this Agreement were then in effect, shall, on the Effective Date, be treated as being in discharge of such obligations under this Agreement.

12.2. If an employee or agent of one of the parties to this agreement commits an act or omission that renders that party liable for such act or omission, then such party shall be liable for same and attorney's fees, both if and as required by


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         applicable law, without contribution from the other party. If the parties jointly hire employee(s) or agent(s), and such employee or agent commits an act or omission that renders either of the parties liable for such act or omission, the parties shall share equally the cost of same and attorney's fees, both if and as required by applicable law.

12.3 Any failure by either party to enforce any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof, shall in no way affect the validity of this Agreement or any part thereof, or the right of either party thereafter to enforce each and every such provision, nor shall the types or quantities of data or consultation actually given or supplied by either party to the other whether or not under this Agreement, be deemed in any way indicative of the scope of the obligation of either party under this Agreement.

12.4 This Agreement may not be assigned by either party in whole or in part without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that either party shall have the right to assign this Agreement without the consent of the other to any of its subsidiaries or affiliates or to the successor to or purchaser of substantially all of the business thereof to which the whole or any part of the subject matter of this Agreement pertains. Any other attempted assignment without such prior written consent shall be null and void.

12.5 This Agreement shall be construed and the legal relations between the parties hereto shall be determined in accordance with the laws of Switzerland.

12.6 If either party is rendered unable, wholly or in part, to carry out any of its duties or obligations under this Agreement by reason of (i) act of God or the public enemy, fire, explosion, perils of the sea, flood, drought, war, riot, sabotage, accident, embargo; or (ii) without limiting the foregoing circumstances, any circumstances of like or different character beyond the reasonable control of the party so failing; or (iii) interruption of or delay in transportation, inadequacy or shortage or failure of supply of materials or equipment, breakdowns, labor trouble from whatever cause arising and whether or not the demands of the employees involved are reasonable and within said party's power to concede; or (iv) compliance by either party with any order, action, direction or request of any Governmental officer, department, agency, authority or committee thereof; and (v) whether in any case the circumstance now exists or hereafter arises, such party shall forthwith give written notice thereof to the other party (such notice briefly to describe the circumstance causing such inability); and thereupon, to the extent that the party giving such notice is unable to perform such duty or obligation by reason of said circumstance, such duty or obligation shall be suspended during, but no longer than the continuance of such circumstance.


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12.7     All disputes arising out of or in connection with this Agreement shall be finally settled under the rules of conciliation and arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said rules. The arbitration proceedings shall take place in Paris and shall be conducted in English.

13.0      NOTICES

Any notice or request with reference to this Agreement shall be by personal delivery, cable, telex or facsimile followed by a confirming letter mailed within seven (7) days, and shall be directed by one party to the other at its respective address, as follows:

ABB Secheron SA                          QuietPower Systems,  Inc.
Jean-Luc Favre                           Jonathan M. Charry, Ph.D.
Vice President                           President and Chief Executive Officer
Rue des Sablieres 4-6                    1675 Broadway
P.O. Box 2095                            Suite 3500
CH-1211 Geneva 2                         New York, NY 10019
Switzerland                              United States of America

or to such other address or addresses as either party may from time to time designate as its address by notice in writing to the other. All notices so addressed are effective when received.

14.0     ENTIRE AGREEMENT AND AMENDMENTS

This Agreement contains the entire and only agreement between the parties respecting the subject matter hereof and supersedes all previous negotiations, agreements, commitments and writings in respect thereto with the sole exception of the Confidential and/or Proprietary Information Agreement between the parties dated April 25, 1996. This Agreement may not be amended, supplemented, released, discharged, abandoned, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by duly authorized officers or representatives of the parties hereto.


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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in duplicate, as of the date first written above, by its duly authorized representative.

QuietPower Systems,  Inc.                       ABB Secheron SA


By: /s/ Jonathan M. Charry                 By: /s/ Wettstein and Favre, JrL
-------------------------------            ---------------------------------
Name:   Jonathan M. Charry                 Name:   Wettstein and Favre, JrL
-------------------------------            ---------------------------------
Title:  President and CEO                  Title: Vice President - PROLEC 6E
-------------------------------            ---------------------------------


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